Unica Corporation
FY 2010 Executive Bonus Plan

I. Purpose of the Executive Bonus Plan

Unica Corporation (the “Company” or “we”) has established the FY 2010 Executive Bonus Plan (the “Plan”) to reward eligible participants (“Participants” or “you”) for their contributions to the success of the Company. The Plan is effective October 1, 2009 through September 30, 2010. The Plan supersedes and cancels all previous plans and programs relating to corporate bonus payments. We may modify all or any portion of the Plan at any time, which may result in the revision of the entire Plan.

The principal objectives of the Plan are as follows.

A.	To ensure appropriate recognition of your contributions to the success of the Company.

B.	To support the Company’s success by rewarding your performance that leads to increased profitability for the Company.

II.	Target Bonus

If you are eligible for the Executive Bonus Plan, you will be assigned a target bonus amount (as a percentage of your base salary) by the Compensation Committee of the Board of Directors. You will be eligible to earn a bonus of up to 150% of your target bonus based on our profitability achievement and your individual performance.

III.	Bonus Determination

Overall
The amount of your overall bonus will be based primarily on our Non-GAAP Operating Income (“Op Inc”) achievement against an internal target Op Inc for FY2010. The bonus will be funded on a straight-line basis beginning at 50% of our FY2010 Plan Op Inc, up to a maximum of 150% (e.g., 75% Op Inc achievement would make you eligible for an aggregate bonus of up to 75% of your target bonus). If we achieve less than 50% of our FY2010 plan, then you will not be eligible for a bonus. Based on your individual performance during the year your bonus may increase or decrease (see “Individual Performance” below).

Quarterly Payments
Bonus payments will be paid quarterly up to the maximum percentages listed below if we achieve 50% or greater of our year-to-date (YTD) Op Inc target for such quarter, provided that we must have at least break-even Op Inc in Q1 in order to achieve a bonus payment in Q1. Payments for any quarter will be made on a one-time, lump-sum basis in the payroll cycle following the public announcement of earnings for that quarter.

The specific calculation for each quarterly payment is determined as follows:

Q1 Payment:	If we achieve break-even Op Inc or better for Q1, you will be eligible to receive 20% of your target bonus.
Q2 Payment:
If we achieve 50% or greater of the YTD Op Inc target for the first two quarters of FY 2010, then you will be eligible to
receive an amount equal to (a) the corresponding percentage of
Op Inc target achieved (up to a maximum of 100%) of 40% of
your target bonus, minus (b) the amount of your Q1 Payment, if any.

Q3 Payment:
If we achieve 50% or greater of the YTD Op Inc target for the first three quarters of FY 2010, then you will be eligible to receive an amount equal to (a) the corresponding percentage of
Op Inc target achieved (up to a maximum of 100%) of 60% of
your target bonus, minus (b) the sum of your Q1 Payment and
your Q2 Payment, if any.

Final Payment:
If we achieve 50% or greater of the full year Op Inc. target, then you will be eligible to receive a final bonus payment
after our fourth fiscal quarter in an amount equal to (a) the corresponding percentage of Op Inc target achieved (up to a
maximum of 150%) of your target bonus, minus (b) the sum of
your Q1 Payment, Q2 Payment and Q3 Payment, if any.

Individual Performance

Your individual performance during FY2010 will impact your bonus in two ways:

1.)	in order to be eligible for any bonus payments, you must be an employee in good standing and must not be on a performance improvement plan; and

2.)	your Final Payment may be increased or decreased based upon your individual performance against your stated goals and objectives during the year.

IV.	Non-GAAP Operating Income

Non-GAAP Operating Income (Op Inc) is a financial measure of the Company’s operating profitability. Specifically, for purposes of this Plan, Op Inc is calculated as our total revenue, minus total operating expenses and cost of goods sold, including payments under this Plan (up to 100% funding), but excluding share-based compensation expense, amortization of intangible assets and any other extraordinary items determined by the Compensation Committee. Non-GAAP Operating Income is determined by the finance department of the Company, as approved by the CFO, provided that the exclusion of any extraordinary items is subject to Compensation Committee approval. In addition, the Op Inc target may be adjusted (i.e. increased or decreased as appropriate) by the Compensation Committee in its discretion to account for any extraordinary items such as an acquisition by Unica which was not accounted for at the time the original target was set. In the event the Op Inc target is adjusted pursuant to this section, the bonus calculations will be adjusted against the new target Op Inc going forward, however, retroactive adjustments against past payouts will not be made.

IV. Eligibility for a Bonus

You are eligible for a bonus under this Plan if:

•	you are a current executive employee and do not participate in another bonus, commission, or incentive program; or

•	you became a new executive employee during any quarter during the fiscal year.

If you are hired during the year, you will be eligible under this Plan beginning the quarter of your hire date and your target bonus amount shall be calculated on a pro-rata basis as follows:

•	Bonus is pro-rated according to the length of time you performed in the designated role during the quarter; and

•	If you are hired during the last month of the quarter, you are not eligible until the following quarter.

If you are on a Leave of Absence (LOA) for more than 30 days in a respective quarter, you will be ineligible for a bonus payment for that quarter, subject to applicable local laws.

General Terms and Conditions

1.	At-Will Employment

Nothing in this plan shall be construed to create or imply a contract of employment for a term between any Plan Participant and the Company or any of its subsidiaries. The Company reserves the right to terminate the employment of, or the participation in the Plan of, any Plan Participant at any time without cause.

2. Changes to Plan

The Company at its sole discretion may publish revisions to the Plan. Such revisions shall govern the operation of the Plan for all Participants. No revisions or modification to the Plan shall be effective unless approved in writing by the Compensation Committee.

3. Disputes

The Company’s CEO will make recommendations to the Compensation Committee of the Board of Directors with respect to disputes arising out of the administration and/or interpretation of this Plan, who will make all final decisions on the determination of bonus payments in accordance with the Plan.

4. Termination of Employment

A Participant whose employment terminates for reasons of death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)) will be eligible for a prorated award based upon the number of months of eligibility completed during the plan year. Subject to applicable local laws, a Participant who voluntarily resigns or is terminated by the Company will not be eligible for a bonus if they are not employed on the date of payment.

5. Withholding Taxes, Etc.

Bonus payments are subject to all applicable deductions, withholdings, and benefit elections.